                                                                   Exhibit 2(a)

                             AGREEMENT AND PLAN OF MERGER


                                        AMONG


                                 PAPNET OF OHIO, INC.


                                         AND


                                CYTOLOGY INDIANA, INC.
                           INDIANA CYTOLOGY REVIEW COMPANY
                                    ER GROUP, INC.
                                 CCWP PARTNERS, INC.
                               CAROLINA CYTOLOGY, INC.

                                  TABLE OF CONTENTS

                                                                            Page

                                      ARTICLE I

                                     DEFINITIONS

Section 1.01  Definitionst                                                1
Section 1.02  Interpretation                                              5

                                      ARTICLE II

                                      THE MERGER

Section 2.01  The Merger                                                  6
Section 2.02  Effects of the Merger                                       6
Section 2.03  Articles of Incorporation and Regulations                   6
Section 2.04  Directors and Officers                                      6
Section 2.05  Conversion; Lockup                                          6
Section 2.06  Tax Consequences                                            8
Section 2.07  Absence of Control                                          8

                                     ARTICLE III

                                  EXCHANGE OF SHARES

Section 3.01  Exchange of Certificates                                    8
Section 3.02  Dissenting Predecessor Company Shares                       9
Section 3.03  Adjustments                                                 9

                                      ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF THE PREDECESSOR COMPANIES

Section 4.01  Organization                                               10
Section 4.02  Capitalization                                             10
Section 4.03  Authority Relative to this Agreement                       11
Section 4.04  Consents and Approvals; No Violations                      11
Section 4.05  Financial Statements                                       11
Section 4.06  Absence of Certain Changes                                 11
Section 4.07  No Undisclosed Liabilities                                 12

Section 4.08  Information in Registration Statement                      12
Section 4.09  No Default                                                 12
Section 4.10  Litigation                                                 12
Section 4.11  Compliance with Applicable Law                             12
Section 4.12  Taxes                                                      13
Section 4.13  ERISA                                                      13
Section 4.14  Intellectual Property                                      14
Section 4.15  Change in Control                                          14

                                      ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY


Section 5.01  Organization                                               14
Section 5.02  Capitalization                                             14
Section 5.03  Authority Relative to this Agreement                       15
Section 5.04  Consents and Approvals; No Violations                      15
Section 5.05  Financial Statements                                       15
Section 5.06  Absence of Certain Changes                                 16
Section 5.07  No Undisclosed Liabilities                                 16
Section 5.08  Information in Registration Statement                      16
Section 5.09  No Default                                                 16
Section 5.10  Litigation                                                 17
Section 5.11  Compliance with Applicable Law                             17
Section 5.12  Taxes                                                      17
Section 5.13  ERISA                                                      17
Section 5.14  Intellectual Property                                      18
Section 5.15  Change in Control                                          18

                                      ARTICLE VI

                                      COVENANTS

Section 6.01  Covenants of the Predecessor Companies and the Company     18
Section 6.02  Additional Covenants of the Parties                        20
Section 6.03  No Solicitation                                            21
Section 6.04  Access to Information                                      21
Section 6.05  Best Efforts                                               21
Section 6.06  Shareholders Meetings                                      21
Section 6.07  Affiliates                                                 22
Section 6.08  [Reserved]                                                 22
Section 6.09  Indemnification and Insurance                              22

Section 6.10  [Reserved]                                                 23
Section 6.11  [Reserved}                                                 23
Section 6.12  Brokers or Finders                                         23
Section 6.13  Advisory Board                                             23

                                     ARTICLE VII

                                      CONDITIONS

Section 7.01  Conditions to Each Party's Obligation to Close and
              Effect the Merger                                          23


                                     ARTICLE VIII

                              TERMINATION AND AMENDMENT

Section 8.01  Termination                                                26
Section 8.02  Effect of Termination                                      27
Section 8.03  Amendment                                                  27
Section 8.04  Extension; Waiver                                          27
Section 8.05  Termination Payment                                        27


                                      ARTICLE IX

                                    MISCELLANEOUS

Section 9.01  Nonsurvival of Representations and Warranties              28
Section 9.02  Notices                                                    28
Section 9.03  Descriptive Headings                                       29
Section 9.04  Counterparts                                               29
Section 9.05  Entire Agreement; Assignment                               29
Section 9.06  Governing Law                                              29
Section 9.07  Specific Performance                                       29
Section 9.08  Expenses                                                   30
Section 9.09  Publicity                                                  30
Section 9.10  Parties in Interest                                        30


EXHIBITS

2.03(a)  Articles of Incorporation of Surviving Corporation
2.03(b)  Regulations of Surviving Corporation

SCHEDULES

2.05(a)  Conversion Ratios
2.05(c)  Lockup Shares Table
4.02(a)   Authorized and Issued Shares and Stock Rights of Predecessor Companies
4.02(b)   Equity Interests Owned by Predecessor Companies; Voting Agreements
4.06     Certain Predecessor Company Changes Since March 31, 1996
4.14     Pending or Threatened Predecessor Company Intellectual Property Claims
5.02(a)   Authorized and Issued Shares and Stock Rights of Company
5.02(b)   Equity Interests Owned by Company; Voting Agreements
5.06          Certain Company Changes Since March 31, 1996
5.14          Pending or Threatened Company Intellectual Property Claims

                             AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of July 5, 1996, by and among
Papnet of Ohio, Inc., an Ohio corporation (the "Company"), Cytology Indiana, Inc., an Ohio corporation ("CIN"), Indiana Cytology Review Company, an Ohio corporation ("INC"), ER Group, Inc., an Ohio corporation ("ERG"), CCWP Partners, Inc., an Ohio corporation ("CCWP"), and Carolina Cytology, Inc., an Ohio corporation ("CCI"), CIN, INC, ERG, CCWP, and CCI are hereinafter sometimes referred to collectively as the "Predecessor Companies" and individually as a "Predecessor Company."

                                       RECITALS

    A. The Boards of Directors of each of the Predecessor Companies and the Company have determined that it is in the best interests of their respective corporations and shareholders for them to enter into a business combination by which each of the Predecessor Companies shall simultaneously merge with and into the Company.

    B. The parties wish to set forth herein the terms and conditions upon which the Merger will be effected.

                                STATEMENT OF AGREEMENT

    In consideration of the foregoing, and of their mutual representations, warranties, covenants and agreements contained herein, the parties agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

    1.01 DEFINITIONS. The following terms shall have the following meanings for the purposes of this Agreement:

    "ADVISORY BOARD" has the meaning specified in Section 6.13.

    "AFFILIATE" means, with respect to any specified Person, any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person.

    "AGREEMENT" means this Agreement and Plan of Merger, all Exhibits and Schedules hereto, and all amendments made hereto and thereto by written agreement among the parties.

    "BUSINESS DAY" means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which commercial banks located in New York City are generally closed for business.

    "CCI" has the meaning specified in the introductory paragraph.

    "CCI TRANSACTION" means the transaction involving CCI described in a letter which counsel for CCI has provided to counsel for the Company.

    "CERTIFICATE OF MERGER" has the meaning specified in Section 2.01.

    "CERTIFICATES" has the meaning specified in Section 3.01(a).

    "CIN" has the meaning specified in the introductory paragraph.

    "CLOSING" means the consummation and closing of the transactions contemplated herein.

    "CLOSING DATE" means the date on which the Closing occurs.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMPANY"  has the meaning specified in the introductory paragraph.

    "COMPANY BENEFIT PLANS" has the meaning specified in Section 5.13(a).

    "COMPANY FINANCIAL STATEMENTS" has the meaning specified in Section 5.05.

    "COMPANY PERMITS" has the meaning specified in Section 5.11.

    "COMPANY SHARES" has the meaning specified in Section 5.02(a).

    "CONTRACT" means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, option, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable.

    "DEFAULTING PARTY" has the meaning specified in Section 8.05.

    "DESIGNATED DIRECTORS" means David J. Richards, John P. Kennedy, Cecil J. Petitti, S. Trevor Ferger, Rodney M. Kinsey and Michael Blue, M.D.

    "DISSENTER'S RIGHTS" means rights, if any, of any shareholder of a Predecessor Company as a dissenter to the Merger under Section 1701.85 of the OGCL.

    "EFFECTIVE TIME" has the meaning specified in Section 2.01.

    "ENFORCEABILITY EXCEPTIONS" means the limitations which may be placed on enforceability by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and by general principles of equity.

    "ERG" has the meaning specified in the introductory paragraph.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934 as amended and the rules and regulations thereunder.

    "FINANCIAL STATEMENTS" has the meaning specified in Section 4.05.

    "GAAP" means United States generally accepted accounting principles in effect at the time.

    "GOVERNMENTAL AUTHORITY" means the government of the United States or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    "INFORMATION/PROXY STATEMENT" has the meaning specified in Section 4.08.

    "INTELLECTUAL PROPERTY" means any and all trademarks, trade names, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer programs, processes, and other intangible assets, properties and rights. "COMPANY INTELLECTUAL PROPERTY" means any and all Intellectual Property used by the Company in the conduct of its business and "PREDECESSOR INTELLECTUAL PROPERTY" means any and all Intellectual Property used by a Predecessor Company in the conduct of its business.

    "IRS" means the Internal Revenue Service.

    "KEY COMPANY SHAREHOLDERS" means David J. Richards, John P. Kennedy and Carl A. Genberg.

    "KNOWLEDGE" means, with respect to an individual making a representation to his or her "Knowledge," those facts and circumstances personally known by such individual; and with respect to an entity making a representation to its "Knowledge," those facts and circumstances personally known by any officer of such entity.

    "MANAGERS" has the meaning specified in Section 6.09.

    "MATERIAL ADVERSE EFFECT" means, with respect to a party, a material adverse change in the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of such party.

    "MERGER" means the Merger of the Predecessor Companies with and into the Company pursuant to the terms of this Agreement.

    "NASDAQ NMS" has the meaning specified in Section 6.05.

    "OGCL" means the Ohio General Corporation Law, Chapter 1701, OHIO REV.
CODE.

    "PERSON" means an individual, firm, partnership, association, unincorporated organization, trust, corporation, or any other entity, including a government or any department, agency or instrumentality thereof.

    "PREDECESSOR BENEFIT PLANS" has the meaning specified in Section 4.13(a).

    "PREDECESSOR COMPANY" and "PREDECESSOR COMPANIES" have the meanings specified in the introductory paragraph.

    "PREDECESSOR COMPANY SHARES" has the meaning specified in Section 2.05(a).

    "PREDECESSOR PERMITS" has the meaning specified in Section 4.11.

    "REGISTRATION STATEMENT" has the meaning specified in Section 4.08.

    "RESTRICTED KCS SHARES" means the Surviving Corporation Shares which the Key Company Shareholders own immediately after the Merger in respect of their Company Shares owned immediately prior to the Merger.

    "SEC" means the Securities and Exchange Commission.

    "SECURITIES ACT" means the Securities Act of 1933 as amended and the rules and regulations thereunder.

    "STOCK RIGHTS" means, with respect to a party, any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating it to issue, transfer or sell any of its securities.

    "SURVIVING CORPORATION" means the Company as the surviving corporation in the Merger following the Effective Time.

    "SURVIVING CORPORATION SHARES" has the meaning specified in Section
2.05(a).

    "TAX" or "TAXES" means all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

    1.02 INTERPRETATION. The following provisions shall govern the interpretation of this Agreement:

         (a) "Herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Schedule or Exhibit.

         (b) Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing individuals shall include Persons and vice versa.

         (c) The calculation of time within which or following which any act is to be done or step is to be taken pursuant to this Agreement excludes the date which is the reference day in calculating such period.

         (d) Whenever anything is required to be done or any action is required to be taken hereunder on or by a day which is not a Business Day, then such thing may be validly done and such action may be validly taken on or by the next succeeding day that is a Business Day.

         (e) Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

         (f) As used in this Agreement reference to dollar amounts, unless otherwise specifically indicated, shall mean the lawful money of the United States of America.

         (g) The term "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement, the parties hereto agree that the rule of EJUSDEM GENERIS shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

                                      ARTICLE II

                                      THE MERGER

    Section 2.01 THE MERGER. Upon the terms and subject to the conditions hereof, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VII but in no event later than two days thereafter, unless the parties shall otherwise agree, a certificate of merger (the "Certificate of Merger") providing for the simultaneous merger of the Predecessor Companies with and into the Company shall be duly prepared, executed and filed by the Company, in accordance with the relevant provisions of the OGCL, and the parties hereto shall take any other actions required by law to make the Merger effective.

    Following the Merger, the Surviving Corporation, with all its purposes, objects, rights, privileges, powers and franchises, shall continue, and the Predecessor Companies shall cease to exist. The time the Merger becomes effective is referred to herein as the "Effective Time." Prior to the filing of the Certificate of Merger, the Closing shall take place at the offices of Porter, Wright, Morris & Arthur, 41 South High Street, Columbus, Ohio 43215.

    Section 2.02 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the OGCL.

    Section 2.03 ARTICLES OF INCORPORATION AND REGULATIONS. The Articles of Incorporation of the Surviving Corporation shall be as set forth in
Exhibit 2.03(a). The Regulations of the Surviving Corporation shall be as set forth in Exhibit 2.03(b).

    Section 2.04 DIRECTORS AND OFFICERS. The directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation. Any Designated Director who is not already a director of the Company immediately prior to the Effective Time shall be elected as a director of the Surviving Corporation. The Designated Directors shall serve until their successors shall have been duly elected or appointed and shall have qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Regulations of the Surviving Corporation.

    Section 2.05 CONVERSION; LOCKUP. At the Effective Time, by virtue of the Merger and without any action on the part of the Surviving Corporation, any of the Predecessor Companies, or the holder of any of the securities of the Predecessor Companies (other than the approval and adoption of this Agreement by the shareholders of each party in conformity with the law of the State of Ohio):

         (a) Each share of capital stock of each of the Predecessor Companies ("Predecessor Company Shares") issued and outstanding shall be converted into the right to receive the number of fully paid and nonassessable shares of common stock, without par value, of the Surviving Corporation (the "Surviving Corporation Shares") as set forth on Schedule 2.05(a).

         (b) Each Predecessor Company Share which is held in the treasury of a Predecessor Company shall be cancelled and retired and cease to exist.

         (c) Shareholders of the Predecessor Companies receiving Surviving Corporation Shares shall be prohibited from transferring or selling the Surviving Corporation Shares during the one-year period commencing on the Closing Date; provided, however, that each shareholder shall be permitted to make sales (i) without limitation in privately negotiated transactions not required to be reported through NASDAQ NMS to persons who agree to be bound by these restrictions to which the transferor Shareholder is subject and (ii) in transactions required to be reported through NASDAQ NMS for that number of Surviving Corporation Shares received with respect to the conversion of the shareholder's shares in a particular Predecessor Company equal to the product of
(A) the ratio of Surviving Corporation Shares received with respect to the conversion of the shareholder's shares in such Predecessor Company to the number of Surviving Corporation Shares so received by all shareholders of such Predecessor Company, times (B) the applicable number of Shares shown in the table set forth on Schedule 2.05(c) with respect to such Predecessor Company; and provided, further, that any such shareholder may at any time assign to any other such shareholder of any of the Predecessor Companies all or a portion of his rights to sell Surviving Corporation Shares provided for in clause (ii) above.

         (d) The Key Company Shareholders shall be prohibited from transferring or selling the Restricted KCS Shares during the one-year period commencing on the Closing Date; provided, however, that each Key Company Shareholder may (i) pledge up to 100,000 Restricted KCS Shares as security for loans subject to the limitation that the pledgee(s) shall agree not to sell more than an aggregate of 10,000 Restricted KCS Shares which have been pledged in any one of the four consecutive 90-day periods immediately following the Closing Date except for sales described in clause (ii) below and (ii) sell Restricted KCS Shares in privately negotiated transactions not required to be reported through NASDAQ NMS to persons who agree to be bound by these restrictions to which the Key Company Shareholder is subject.

         (e) Certificates representing the Surviving Corporation Shares held by the shareholders of the Predecessor Companies and by the Key Company Shareholders shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY THAT ARE CONTAINED IN AN INSTRUMENT IN WRITING TO WHICH THE CORPORATION IS A PARTY (AN AGREEMENT AND PLAN OF MERGER DATED JULY __, 1996). THE CORPORATION WILL MAIL TO THE SHAREHOLDER A COPY OF SUCH RESTRICTIONS WITHIN FIVE DAYS AFTER RECEIPT OF WRITTEN REQUEST THEREFOR.

    Section 2.06 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

    Section 2.07 ABSENCE OF CONTROL. Subject to any specific provisions of this Agreement, it is the intent of the parties that the Company by reason of this Agreement shall not (until consummation of the transactions contemplated hereby) control, and shall not be deemed to control, directly or indirectly, any of the Predecessor Companies and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of any of the Predecessor Companies.

                                     ARTICLE III

                                  EXCHANGE OF SHARES

    Section 3.01  EXCHANGE OF CERTIFICATES.

         (a) At the Effective Time, the Surviving Corporation shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Predecessor Company Shares (the "Certificates") a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Surviving Corporation Shares. Upon surrender of a Certificate to the Surviving Corporation, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the certificates representing the whole Surviving Corporation Shares which such holder has the right to receive pursuant to the provisions of this Agreement, and the Certificate so surrendered shall forthwith be cancelled. If a certificate representing Surviving Corporation Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance that such Certificate be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence that any applicable stock transfer taxes have been paid or provided for. Until surrendered as contemplated by this Section, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the consideration specified herein; provided that in the event any holder of a Certificate exercises his Dissenter's Rights and becomes entitled to receive payment for his Predecessor Company Shares instead of the Surviving Corporation Shares into which such Predecessor Company Shares shall have been converted, the Surviving Corporation shall pay such holder the amount to which he is entitled for such Predecessor Company Shares, together with any other sums which it may owe him as a result of the Dissenter's Rights proceeding, upon his surrender to the Surviving Corporation of the certificate or certificates which immediately prior to the Effective Time represented the Predecessor Company Shares as to which his Dissenter's Rights were asserted, and the Surviving Corporation shall not thereafter be required to deliver to such holder any Surviving Corporation Shares.

         Any certificates for Surviving Corporation Shares which remain unclaimed by the holders of Certificates for twelve months after the Effective Time shall be held by the Surviving Corporation, and any holders of Certificates who have not theretofore complied with this Section 3.01(a) shall thereafter receive delivery (subject to abandoned property, escheat or other similar laws) of the Surviving Corporation Shares issuable upon the conversion of their Certificates and any dividends payable on such Surviving Corporation Shares, without any interest thereon, only after delivering their Certificates and letters of transmittal to the Surviving Corporation, and otherwise complying with this Section 3.01(a).

         (b) No dividends or other distributions declared or made after the Effective Time with respect to Surviving Corporation Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Surviving Corporation Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate. Following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Surviving Corporation Shares issued in exchange therefor, without interest, at the appropriate payment date (or promptly after surrender if the payment date has already occurred), the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender.

         (c) Following the Effective Time, there shall be no further registration of transfers on the stock transfer books of any party of Predecessor Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

         (d) No certificate or scrip representing fractional Surviving Corporation Shares shall be issued upon the surrender for exchange of Certificates, such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation, and no cash shall be paid in respect of any fractional shares.

    Section 3.02 DISSENTING PREDECESSOR COMPANY SHARES. If any holder of Predecessor Company Shares shall exercise Dissenter's Rights with respect to his Predecessor Company Shares, the affected Predecessor Company shall give the Surviving Corporation notice thereof and the Surviving Corporation shall have the right to participate in all negotiations and proceedings with respect to any such Dissenter's Rights. No Predecessor Company shall, except with the prior written consent of the Surviving Corporation, voluntarily make any payment with respect to, or settle or offer to settle, any such Dissenter's Rights.

    Section 3.03 ADJUSTMENTS. If, between the date of this Agreement and the Effective Time, any Company Shares or Predecessor Company Shares shall have been exchanged into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the amount of Surviving Corporation Shares into which any affected Predecessor Company Shares will be converted in the Merger shall be correspondingly adjusted.

                                      ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF THE PREDECESSOR COMPANIES

    Each of the Predecessor Companies represents and warrants to the Company and each of the other Predecessor Companies as follows:

    Section 4.01 ORGANIZATION. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. It is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect. It has heretofore delivered to the Company accurate and complete copies of the Articles of Incorporation and Regulations, as currently in effect, of such Predecessor Company, and the partnership agreement or other organizational documents of any Affiliate.

    Section 4.02  CAPITALIZATION.

         (a) Its authorized capital stock consists of the number and classes of shares set forth on Schedule 4.02(a), and as of the date hereof the number of shares of each such class which are issued and outstanding are as shown on
Schedule 4.02(a). All of its issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date hereof, the number of its shares of any class issuable upon exercise of Stock Rights and the exercise price(s) thereof are as set forth on Schedule 4.02(a). Except as set forth on Schedule 4.02(a), since March 31, 1996, it has not issued any shares of its capital stock (nor securities substantially equivalent to capital stock) except upon exercise of Stock Rights granted prior to such date. Except as set forth in Schedule 4.02(a), and except for shares hereafter issued pursuant to the exercise of Stock Rights described in Schedule 4.02(a), there are not now, and at the Effective Time there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of such Predecessor Company issued and outstanding, or any outstanding Stock Rights.

         (b) Except for common shares of Neuromedical Systems, Inc. and except as shown on Schedule 4.02(b), it does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business. Except as shown on
Schedule 4.02(b), there are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which it is a party or is bound with respect to the voting of its capital stock.

    Section 4.03 AUTHORITY RELATIVE TO THIS AGREEMENT. It has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and no other corporate proceedings on the part of such Predecessor Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by its shareholders in conformity with the OGCL). This Agreement has been duly and validly executed and delivered by such Predecessor Company and constitutes its valid and binding agreement, enforceable against such Predecessor Company in accordance with its terms, subject to the Enforceability Exceptions.

    Section 4.04 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the Securities Act, and the filing and recordation of the Certificate of Merger as required by the OGCL, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the consummation by such Predecessor Company of the transactions contemplated by this Agreement. None of the execution and delivery of this Agreement by such Predecessor Company, the consummation by it of the transactions contemplated hereby, or compliance by it with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Regulations of such Predecessor Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which such Predecessor Company is a party or by which it or any of its properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to such Predecessor Company or any of its properties or assets.

    Section 4.05 FINANCIAL STATEMENTS. It has delivered to the other parties copies of its balance sheets as at March 31, 1996 and December 31 in each of the years 1993 through 1995, and the related statements of income for each of the three-months' period and fiscal years, respectively, then ended (its "Financial Statements"). All of its Financial Statements fairly present the financial condition and the results of operations of such Predecessor Company as at the respective dates thereof and for the periods referred to therein, all in accordance with GAAP (except for the absence of notes thereto and statements of
changes in stockholders' equity and cash flow).   Its Financial Statements
reflect the consistent application of GAAP throughout the periods involved (except for the absence of notes thereto and statements of changes in stockholders' equity and cash flow). The representations and warranties in this
Section 4.05 as they pertain to CCI are qualified to the extent they may be affected by the CCI Transaction.

    Section 4.06 ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 4.06, since March 31, 1996, it has not taken any of the actions set forth in Sections 6.01(b) to (h), suffered any Material Adverse Effect, or entered into any transaction, or conducted its business or operations, other than in the ordinary and usual course of business and consistent with past practice.

    Section 4.07 NO UNDISCLOSED LIABILITIES. At March 31, 1996, it did not have any material liabilities except those reflected in its Financial Statements for the period ending on such date. Since March 31, 1996, such Predecessor Company has not incurred any liabilities material to its business, operations or financial condition, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement and the transactions contemplated herein.

    Section 4.08 INFORMATION IN REGISTRATION STATEMENT. None of the information supplied by it in writing for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of Surviving Corporation Shares pursuant to the transactions contemplated hereby (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Any information statement or proxy statement of such Predecessor Company used in connection with any meeting of shareholders to be held in connection with the Merger (an "Information/Proxy Statement") will, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    Section 4.09 NO DEFAULT. It is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its Articles of Incorporation or Regulations, (b) any Contract to which it is a party or by which it or any of its properties or assets may be bound, or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to it, which defaults or violations would, in the aggregate, have a Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated hereby.

    Section 4.10 LITIGATION. There is no action, suit, or proceeding pending, or to the best Knowledge of such Predecessor Company threatened, involving it, at law or in equity, or before any Governmental Authority.

    Section 4.11 COMPLIANCE WITH APPLICABLE LAW. It holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of its businesses (the "Predecessor Permits"), except for failures to hold such Predecessor Permits which would not, in the aggregate, have a Material Adverse Effect. It is in compliance with the terms of the Predecessor Permits, except where the failure so to comply would not have a Material Adverse Effect. Its businesses are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Authority, except for violations which in the aggregate do not and would not have a Material Adverse Effect.

    Section 4.12 TAXES. It has duly filed all material federal, state, local and foreign tax returns required to be filed by it, and it has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all fiscal periods since the periods covered by such returns. All deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in its Financial Statements, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, other than those heretofore paid or provided for. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal income tax return of such Predecessor Company.

    Section 4.13  ERISA.

          (a) With respect to each employee benefit plan (including any "employee benefit plan," as defined in Section 3(3) of ERISA), and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called "Predecessor Benefit Plans"), maintained or contributed to by it, such Predecessor Company has made available to the other parties a true and correct copy of, where applicable, (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Predecessor Benefit Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Predecessor Benefit Plan and (iv) the most recent actuarial report or valuation relating to a Predecessor Benefit Plan subject to Title IV of ERISA. None of its Predecessor Benefit Plans are multiemployer plans within the meaning of
Section 3(37) of ERISA.  Each of the Predecessor Benefit Plans covered by ERISA
(i) has been operated in all material respects in accordance with ERISA, (ii) has not engaged in any prohibited transactions (as such term is defined in Section 406 of ERISA) and (iii) has met the minimum funding standards of
Section 412 of the Code.  No material Reportable Event (within the meaning of
Section 4043 of ERISA) has occurred and is continuing with respect to any of its Predecessor Benefit Plans. It has not terminated any pension plan or withdrawn from any multiemployer pension plan.

         (b) With respect to its Predecessor Benefit Plans, in the aggregate, no event has occurred, and to the Knowledge of such Predecessor Company there exists no condition or set of circumstances which are reasonably likely to occur, in connection with which it would be subject to any liability, that would have a Material Adverse Effect (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable law.

         (c) With respect to its Predecessor Benefit Plans, in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on its financial statements referenced in Section 4.05, which obligations are reasonably likely to have a Material Adverse Effect.

    Section 4.14 INTELLECTUAL PROPERTY. Except as shown on Schedule 4.14, no claim is pending or, to its Knowledge is threatened, to the effect that its present or past operations infringe upon or conflict with the rights of others with respect to any Intellectual Property necessary to permit it to conduct its businesses as now operated, and no claim is pending or threatened to the effect that any of its Predecessor Intellectual Property is invalid or unenforceable. No Contract with any party exists which would impede or prevent the continued use by the Surviving Corporation of the entire right, title and interest of such Predecessor Company in and to its Predecessor Intellectual Property.

    Section 4.15 CHANGE IN CONTROL. It is not a party to any Contract which contains a "change in control" provision or "potential change in control" provision.

                                      ARTICLE V

                          REPRESENTATIONS AND WARRANTIES OF
                                     THE COMPANY

    The Company represents and warrants to each of the Predecessor Companies as follows:

    Section 5.01 ORGANIZATION. It is a corporation duly organized, validly existing and in good standing under the laws of Ohio and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. It is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect.

    Section 5.02  CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of 8,000,000 shares of common stock, without par value ("Company Shares"), of which, as of the date hereof, 6,072,936 are issued and outstanding. All issued and outstanding shares of the Company are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date hereof, the number of its shares of any class issuable upon exercise of Stock Rights and the exercise price(s) thereof are as set forth on Schedule 5.02(a). All Surviving Corporation Shares which are to be issued pursuant to the Merger or the other transactions contemplated hereby will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. Except as set forth in Schedule 5.02(a), since March 31, 1996, the Company has not issued any shares of its capital stock (nor securities substantially equivalent to capital stock) except upon exercise of Stock Rights granted prior to such date. Except for Company Shares (Surviving Corporation Shares after the

Effective Time) hereafter issued pursuant to the exercise of Stock Rights described in Schedule 5.02(a), and except as contemplated hereby, there are not now, and at the Effective Time there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of the Company issued or outstanding or any outstanding Stock Rights.

         (b) Except for common shares of Neuromedical Systems, Inc. and except as shown on Schedule 5.02(b), the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business. There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Company is a party or is bound with respect to the voting of the capital stock of the Company.

    Section 5.03 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by its shareholders in conformity with the OGCL). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

    Section 5.04 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the Securities Act, and the filing and recordation of the Certificate of Merger as required by the OGCL, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement. None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Regulations of the Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company is a party or by which it or any of its properties or assets may be bound, or
(c) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Company or any of its properties or assets.

    Section 5.05 FINANCIAL STATEMENTS. The Company has delivered to each of the Predecessor Companies copies of its balance sheets as at March 31, 1996 and December 31 in each of the years 1993 through 1995, and the related statements of income for each of the three-months' period and fiscal years, respectively, then ended (the "Company Financial Statements"). All of the Company Financial Statements fairly present the financial condition and the results of operations of the Company as at the respective dates thereof and for the periods referred to therein, all in accordance with GAAP (except for the absence of notes thereto and statements of changes in stockholders' equity and cash flow). The Company Financial Statements reflect the consistent application of GAAP throughout the periods involved (except for the absence of notes thereto and statements of changes in stockholders' equity and cash flow).

    Section 5.06 ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 5.06, since March 31, 1996, it has not taken any of the actions set forth in Sections 6.01(b) to (h), suffered any Material Adverse Effect, or entered into any transaction, or conducted its business or operations, other than in the ordinary and usual course of business and consistent with past practice.

    Section 5.07 NO UNDISCLOSED LIABILITIES. At March 31, 1996, the Company did not have any material liabilities except those reflected in the Company Financial Statements for the period ending on such date. Since March 31, 1996, the Company has not incurred any liabilities material to its business, operations or financial condition, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement and the transactions contemplated herein.

    Section 5.08 INFORMATION IN REGISTRATION STATEMENT. None of the information with respect to the Company referenced in the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Any Information/Proxy Statement of the Company used in connection with any meeting of shareholders to be held in connection with the Merger will, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act (including that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make statements therein not misleading), except that no representation is made by the Company with respect to statements made therein based on information supplied by any Predecessor Company in writing for inclusion or incorporation by reference in the Registration Statement.

    Section 5.09 NO DEFAULT. The Company is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of
(a) its Articles of Incorporation or Regulations (b) any Contract to which the Company is a party or by which it or any of its properties or assets may be bound or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, which defaults or violations would, in the aggregate, have a Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated hereby.

    Section 5.10 LITIGATION. There is no action, suit, or proceeding pending, or to the best Knowledge of the Company threatened, involving it, at law or in equity, or before any Governmental Authority.

    Section 5.11 COMPLIANCE WITH APPLICABLE LAW. The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its businesses (the "Company Permits"), except for failures to hold such Company Permits which would not, in the aggregate, have a Material Adverse Effect. The Company is in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect. The businesses of the Company are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Authority, except for violations which in the aggregate do not and would not have a Material Adverse Effect.

    Section 5.12 TAXES. The Company has duly filed all material federal, state, local and foreign tax returns required to be filed by it, and it has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all fiscal periods since the periods covered by such returns. All deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Company Financial Statements, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, other than those heretofore paid or provided for. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal income tax return of the Company.

    Section 5.13  ERISA.

          (a) With respect to each employee benefit plan (including any "employee benefit plan", as defined in Section 3(3) of ERISA), and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called "Company Benefit Plans"), maintained or contributed to by it, the Company has made available to the Predecessor Companies a true and correct copy of, where applicable, (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Company Benefit Plan,
(iii) each trust agreement and group annuity contract, if any, relating to such Company Benefit Plan and (iv) the most recent actuarial report or valuation relating to a Company Benefit Plan subject to Title IV of ERISA. None of the Company Benefit Plans are multiemployer plans within the meaning of
Section 3(37) of ERISA. Each of the Company Benefit Plans covered by ERISA (i) has been operated in all material respects in accordance with ERISA, (ii) has not engaged in any prohibited transactions (as such term is defined in Section 406 of ERISA) and (iii) has met the minimum funding standards of
Section 412 of the Code. No material Reportable Event (within the meaning of Section 4043 of ERISA) has occurred and is continuing with respect to any of the Company Benefit Plans. The Company has not terminated any pension plan or withdrawn from any multiemployer pension plan.

         (b) With respect to the Company Benefit Plans, in the aggregate, no event has occurred, and to the Knowledge of the Company there exists no condition or set of circumstances which are reasonably likely to occur, in connection with which it would be subject to any liability, that would have a Material Adverse Effect (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable law.

         (c) With respect to the Company Benefit Plans, in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on its financial statements referenced in Section 5.05, which obligations are reasonably likely to have a Material Adverse Effect.

    Section 5.14 INTELLECTUAL PROPERTY. Except as shown on Schedule 5.14, no claim is pending or, to the Knowledge of the Company is threatened, to the effect that the present or past operations of the Company infringe upon or conflict with the rights of others with respect to any Intellectual Property, and no claim is pending or threatened to the effect that any of the Company Intellectual Property is invalid or unenforceable. No Contract with any party exists which would impede or prevent the continued use by the Surviving Corporation of the entire right, title and interest of the Company in and to the Company Intellectual Property.

    Section 5.15 CHANGE IN CONTROL. The Company is not a party to any Contract which contains a "change in control" or "potential change in control" provision.

                                      ARTICLE VI

                                      COVENANTS

    Section 6.01 COVENANTS OF THE PREDECESSOR COMPANIES AND THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, the Predecessor Companies and the Company each agree that, except as expressly contemplated or permitted by this Agreement, or to the extent that the other parties shall otherwise consent in writing:

         (a) Each party shall carry on its respective businesses in the usual, regular and ordinary course, consistent with past practice, and use its best efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it.

         (b) No party shall, nor shall any party propose to, (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) repurchase, redeem or otherwise acquire any of its securities, or (iv) purchase any equity security of any other corporation. Notwithstanding the foregoing restrictions contained in this Section 6.01(b), a Predecessor Company may repurchase Predecessor Company Shares pursuant to and in accordance with a buy/sell agreement in effect on the date hereof, in which event the Surviving Corporation Shares allocated for such repurchased Predecessor Company Shares under Section 2.05(a) shall be reallocated pro-rata among the remaining outstanding Predecessor Company Shares of the relevant Predecessor Company.

         (c) No party shall authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including stock appreciation rights), except pursuant to the exercise of Stock Rights outstanding on the date hereof and disclosed in Schedules 4.02(a) and 5.02(a), or amend in any material respect any of the terms of any such securities or agreements outstanding on the date hereof.

         (d) No party shall amend or propose to amend its Articles of Incorporation or Regulations.

         (e) No party shall acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business, consistent with past practice, or any assets which are material to such party, except pursuant to obligations in effect on the date hereof, or enter into any commitment or transaction outside the ordinary course of business, consistent with past practice.

         (f) No party shall incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee (or become liable for) any debt of others or make any loans, advances or capital contributions or mortgage, pledge or otherwise encumber any material assets or create or suffer any material lien thereupon other than in each case in the ordinary course of business consistent with prior practice.

         (g) No party shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of any party or incurred in the ordinary course of business consistent with past practice.

         (h) No party shall change any of the accounting principles or practices used by it (except as required by GAAP).

         (i) No party shall agree to take any of the foregoing actions or take or agree to take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied.

         (j) Each of the parties shall give prompt notice to the other parties of: (i) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Effective Time, under any Contract material to its financial condition, properties, businesses or results of operations; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Articles IV and V; and (iii) any event or circumstance which may have a Material Adverse Effect.

         (k) The parties shall consult with each other before issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto, and shall also comply with Section 9.09 with respect thereto.

         (l) None of the parties hereto or the Surviving Corporation shall at any time hereafter take or agree to take any action that (without giving effect to any action taken or agreed to be taken by the other parties hereto or any of their Affiliates) would prevent the Surviving Corporation from accounting for the business combination to be effected by the Merger as a reorganization or a pooling of interests.

    Section 6.02 ADDITIONAL COVENANTS OF THE PARTIES. During the period from the date of this Agreement and continuing until the Effective Time, each of the parties agrees that it will not, without the prior written consent of the other parties, except as contemplated by this Agreement or required by law, (a) enter into, adopt, amend or terminate any Predecessor Company Benefit Plan or Company Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy between such party and one or more of its directors or executive officers, or (b) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof or enter into any Contract to do any of the foregoing.

    Section 6.03 NO SOLICITATION. No party nor any of its Affiliates, officers, directors, representatives or agents shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any person, entity or group concerning any merger, sale of substantial assets outside the ordinary course of business, sale of shares of capital stock or similar transaction involving it other than the transactions contemplated by this Agreement. Each party shall promptly advise the other parties of any such inquiries or proposals.

    Section 6.04 ACCESS TO INFORMATION. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Predecessor Companies and the Company shall each afford to the officers, employees, accountants, counsel and other representatives of the other parties, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, Contracts, commitments and records and, during such period, each of the Predecessor Companies and the Company shall furnish promptly to another party all information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law or court order, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of the parties, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies or summaries made of such documents, to such other party.

    Section 6.05 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including (a) the prompt preparation and filing with the SEC of the Registration Statement, (b) such actions as may be required to have the Registration Statement declared effective under the Securities Act as promptly as practicable, including by consulting with each other as to, and responding promptly to, any SEC comments with respect thereto, (c) such actions as may be required to be taken under applicable state securities or Blue Sky laws in connection with the issuance of Surviving Corporation Shares contemplated hereby, (d) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any public or private third party, and (e) the Company using its best efforts to cause the Surviving Corporation Shares to be admitted for quotation on the NASDAQ National Market System ("NASDAQ NMS"), subject to official notice of issuance. Each party shall promptly consult with the other parties with respect to, provide any necessary information with respect to and provide the other parties (or their counsel) copies of, all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

    Section 6.06 SHAREHOLDERS MEETINGS. Each of the Predecessor Companies and the Company shall duly call, give notice of, convene and hold a meeting of its shareholders (or, in the case of each party other than the Company, obtain the unanimous written consent of its shareholders) as promptly as practicable for the purpose of approving this Agreement and related matters and, in the case of the Company, approving the issuance of Surviving Corporation Shares pursuant hereto. Each of the parties will, through its respective Board of Directors, recommend to its respective shareholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and written consents as soon as practicable after the date hereof, and shall use its best efforts to secure the approval of its shareholders for the transactions contemplated herein.

    Section 6.07 AFFILIATES. Prior to the Closing Date, each party shall deliver to the other parties a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the shareholders of such party, "affiliates" of such party for purposes of Rule 145 under the Securities Act.

    Section 6.08 [Reserved]

    Section 6.09 INDEMNIFICATION AND INSURANCE. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors (the "Managers") of the Predecessor Companies is, or is threatened to be, made a party by reason of the fact that he is or was a director, officer, employee or agent of a Predecessor Company or an Affiliate thereof, or is or was serving at the request of a Predecessor Company or an Affiliate thereof as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that (i) prior to the Effective Time a Manager's Predecessor Company shall indemnify and hold him harmless, and from and after the Effective Time the Surviving Corporation shall indemnify and hold him harmless, as and to the full extent permitted by applicable law (including by advancing expenses promptly as statements therefor are received), against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation described in the first sentence of this Section 6.09, and (ii) in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), the Managers may retain counsel satisfactory to them, and the relevant Predecessor Company prior to the Effective Time, or the Surviving Corporation after the Effective Time, shall pay all fees and expenses of such counsel for the Managers promptly, as statements therefor are received, and will use its respective best efforts to assist in the vigorous defense of any such matter; provided that no Predecessor Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that no party shall have any obligation hereunder to any Manager when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Manager in the manner contemplated hereby is prohibited by applicable law. Any Manager wishing to claim indemnification under this Section 6.09(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify the relevant

Predecessor Company and the Company prior to the Effective Time, and after the Effective Time the Surviving Corporation, thereof (provided that the failure to give such notice shall not affect any obligations hereunder, unless the indemnifying party is actually and materially prejudiced thereby).

         (b) The Company agrees that all rights to indemnification existing in favor of any Manager as provided in a Predecessor Company's Articles of Incorporation or Regulations, as in effect as of the date hereof, and in any agreement between such Predecessor Company and the Manager with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years.

         (c) The provisions of this Section 6.09 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

    Section 6.10  [Reserved].

    Section 6.11  [Reserved].

    Section 6.12 BROKERS OR FINDERS. Each of the Predecessor Companies and the Company represents, as to itself and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of them agree to indemnify and hold the others harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

    Section 6.13. ADVISORY BOARD. In order to coordinate the activities of the parties in taking all actions necessary or advisable to effect the Merger, the parties hereby appoint an interim advisory board (the "Advisory Board") consisting of the following persons: David J. Richards (Chairman), S. Trevor Ferger, Cecil J. Petitti, Thomas J. Kelley, Michael Blue, M.D., Rodney M. Kinsey and John P. Kennedy. The Advisory Board will meet periodically at the call of its Chairman or any other member of the Advisory Board, will review progress toward effecting the Merger and will use its best efforts to assist in the resolution of any issues which arise. However, the Advisory Board shall not have any authority to amend this Agreement or waive any party's obligations hereunder, except that this Agreement may be terminated by the vote of a majority of the Advisory Board as provided in Section 8.01.

                                     ARTICLE VII

                                      CONDITIONS

    Section 7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE AND EFFECT THE MERGER. The respective obligation of each party to close the transactions contemplated herein and effect the

Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions unless waived by all of the parties:

         (a) This Agreement shall have been approved and adopted by the shareholders of each party in accordance with the OGCL, and the issuance of Surviving Corporation Shares pursuant to the Merger and the other terms of this Agreement shall have been approved by the shareholders of the Company in accordance with the OGCL.

         (b) Other than the filing provided for by Section 2.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Authority, and all required third party consents, the failure of which to obtain would have a Material Adverse Effect on the Surviving Corporation, taken as a whole, shall have been filed, occurred or obtained. The Company shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the Surviving Corporation Shares pursuant to the Merger and the other terms of this Agreement.

         (c) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

         (d) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority which prohibits the consummation of the Merger and shall be in effect.

         (e) The representations and warranties of each party set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the Schedules to this Agreement if such Schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except if and to the extent any failures to be true and correct would not, in the aggregate, have a Material Adverse Effect on the party.

         (f) From the date of this Agreement through the Closing Date no party shall have suffered any Material Adverse Effect (other than changes relating to the transactions contemplated by this Agreement).

         (g) Each party shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except where any failures to perform would not, in the aggregate, have a Material Adverse Effect on such party.

         (h) The opinion, based on representations of the Predecessor Companies and the Company, of Porter, Wright, Morris & Arthur, counsel to the Company, to the effect that:

              (i) The Merger of the Predecessor Companies with and into the Company will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

              (ii) No gain or loss will be recognized by the Predecessor Companies or the Company as a consequence of the Merger;

              (iii) No gain or loss will be recognized by the shareholders of the Predecessor Companies on the exchange of their Predecessor Company Shares for Surviving Corporation Shares (except for any gain or loss attributable to any cash received pursuant to the exercise of Dissenter's Rights or for fractional share interests to which they may be entitled);

              (iv) The federal income tax basis of the Surviving Corporation Shares received by the shareholders of the Predecessor Companies (including fractional share interests to which they may be entitled) for their Predecessor Company Shares will be the same as the federal income tax basis of the Predecessor Company Shares surrendered in exchange therefor; and

              (v) The holding period for the Surviving Corporation Shares received by shareholders of the Predecessor Companies in exchange for their Predecessor Company Shares will include the period for which the Predecessor Company exchanged therefor were held, provided that the exchanged Predecessor Company Shares were held as a capital asset by such shareholder on the date of the exchange.

         (i) At the Closing, each party shall have furnished the other parties with copies of (i) the resolutions duly adopted by its Board of Directors approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable it to comply with the terms of this Agreement, (ii) the resolutions duly adopted by its shareholders approving and adopting this Agreement and the Merger and (iii) the resolutions duly adopted by the Company's shareholders approving the issuance of Surviving Corporation Shares, such resolutions to be certified by the President or a Vice President and Secretary or an Assistant Secretary of the applicable party.

         (j) At the Closing, each party shall have furnished each of the other parties with an opinion, dated the Closing Date, of counsel to such party, to the effect that:

              (i) Such party is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio;

              (ii) Such party has the corporate power to carry on its businesses as they are being conducted on the Closing Date; and

              (iii) Such party has taken all required corporate action to approve and adopt this Agreement and this Agreement is a valid and binding obligation of such party, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

         In rendering the foregoing opinion, such counsel may rely on certificates of officers and other agents of the party and public officials as to matters of fact provided such reliance is expressly noted in the opinion and the certificates of such officers, agents and public officials relied on are attached to the opinion.

         (k) At the time of the Closing, the shareholders of any Predecessor Company entitled to assert Dissenter's Rights shall own in the aggregate less than 10% of the outstanding shares of such Predecessor Company, and the shareholders of the Company entitled to assert Dissenter's Rights shall own in the aggregate less than 10% of the outstanding shares of the Company.

         (l) At the time of the Closing, the Company and Neuromedical Systems, Inc. shall have entered into a license agreement in substantially the form of the license agreement previously agreed to between Neuromedical Systems, Inc. and the parties for use with the Surviving Corporation, which license agreement provides that it shall become effective at the Effective Time.

         (m) At the time of the Closing, the Surviving Corporation Shares shall have been admitted for quotation on the NASDAQ NMS, subject to official notice of issuance.

         All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental hereto, and all other legal matters shall have been approved by counsel to each party, and such counsel shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.

                                     ARTICLE VIII

                              TERMINATION AND AMENDMENT

    Section 8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger, by the shareholders of the Company or any or all of the Predecessor Companies:

         (a)  by mutual consent of all of the parties;

         (b) by any of the parties if the Merger shall not have been consummated before September 30, 1996 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

         (c) by any party if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

         (d) by any party if any required approval of the shareholders of such party or any other party shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof for the purpose of obtaining such vote; or

         (e)  by a vote of a majority of the Advisory Board.

    Section 8.02 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or shareholders, other than the provisions of Sections 6.04, 6.12, 8.05 and 9.08. Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

    Section 8.03 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the parties but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 8.04 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

    Section 8.05 TERMINATION PAYMENT. In the event that (a) the Merger is not consummated by reason of a party's breach of this Agreement, or (b) a party fails to obtain the required approval of the Merger by the shareholders of such party (in either case, a "Defaulting Party), and this Agreement is thereafter terminated by any party hereto, in addition to bearing its pro-rata share of expenses pursuant to Section 9.08 of this Agreement, the Defaulting Party shall within thirty (30) days of the termination of this Agreement pay to the other parties the sum of Five Hundred Thousand Dollars ($500,000.00), which shall be shared among the other parties in proportion to the number of Surviving Corporation Shares which would have been owned by the shareholders of each such party immediately after the Effective Time had the Merger been consummated. The parties agree that such payment shall constitute liquidated damages, and not a penalty, and that such payment shall be in lieu of any money damages suffered by any party by reason of the Defaulting Party's breach of this Agreement or failure to obtain shareholder approval.

                                      ARTICLE IX

                                    MISCELLANEOUS

    Section 9.01 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the Effective Time.

    Section 9.02 NOTICES. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)  if to the Company, to

              Papnet of Ohio, Inc.
              6059 Memorial Drive
              Dublin, Ohio 43017
              Attn:  David J. Richards, President
              Facsimile: (614) 793-9376

              with a copy to

              Porter, Wright, Morris & Arthur
              41 South High Street
              Columbus, Ohio 43215
              Attn: William J. Kelly, Jr., Esq.
              Facsimile: (614) 227-2100

              and

         (b)  if to the Predecessor Companies, to

              Carolina Cytology, Inc.
              CCWP Partners, Inc.
              c/o Rodney M. Kinsey
              8651 Gairloch Court
              Dublin, Ohio 43017
              Facsimile:  (614) 889-1052

              ER Group, Inc.
              c/o Thomas J. Kelley
              8595 Milmichael Court
              Dublin, Ohio 43017
              Facsimile:  (614) 764-2501

              Cytology Indiana, Inc.
              Indiana Cytology Review Company
              c/o Mr. Cecil J. Petitti
              Chaney & Petitti Insurance Agency
              4266 Tuller Road
              Dublin, Ohio 43017
              Facsimile:  (614)764-1455

                   with a copy to

              Squire, Sanders & Dempsey
              41 South High Street
              Suite 1300
              Columbus, Ohio 43215
              Attn:  Daniel M. Maher, Esq.
              Facsimile:  (614) 365-2499

    Section 9.03 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    Section 9.04 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 9.05 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than the loan documents referenced in Section 9.08 below) and (b) shall not be assigned by operation of law or otherwise.

    Section 9.06 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to any applicable principles of conflicts of law.

    Section 9.07 SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

    Section 9.08 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred by the parties in connection with this Agreement and the transactions contemplated hereby shall be shared by each of the parties in proportion to the number of Surviving Corporation Shares which are or would be owned by its shareholders immediately after the Effective Time. By separate loan documents, the parties have agreed upon the manner and terms of advances to be made by the Company for such expenses and certain other expenses, and upon the manner and terms of repayment of such advances in the event of the termination of this Agreement.

    Section 9.09 PUBLICITY. Except as otherwise required by law or the rules of any national securities exchange, for so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without prior approval of the other parties, which approval shall not be unreasonably withheld.

    Section 9.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except pursuant to Section 6.09.


               [The remainder of this page is intentionally left blank]

    IN WITNESS WHEREOF, the Company and each of the Predecessor Companies have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                             PAPNET OF OHIO, INC.



                             By:  /s/ David J. Richards
                                  ---------------------------------------
                                  David J. Richards, President


                             CYTOLOGY INDIANA, INC.



                             By:  /s/ S. Trevor Ferger
                                  ---------------------------------------
                                  S. Trevor Ferger, President


                             INDIANA CYTOLOGY REVIEW COMPANY



                             By:  /s/ Cecil J. Petitti
                                  ---------------------------------------
                                  Cecil J. Petitti, President


                             ER GROUP, INC.



                             By:      /s/ Thomas J. Kelley
                                  ---------------------------------------
                                  Thomas J. Kelley, President


                             CAROLINA CYTOLOGY,  INC.



                             By:        /s/ Rodney M. Kinsey
                                  ---------------------------------------
                                            Rodney M. Kinsey, President

                             CCWP PARTNERS,  INC.



                             By:    /s/ Rodney M. Kinsey
                                  ---------------------------------------
                                       Rodney M. Kinsey, President

                                SCHEDULE 2.05(a)

                                CONVERSION RATIOS


Predecessor                        Number of Surviving Corporation
Company                       Shares for Each Predecessor Company Share
- -------                       -----------------------------------------


Cytology Indiana, Inc.                            1,121.6652

Indiana Cytology Review Company                   4,491.7064

ER Group, Inc.                                    3,237.2643

CCWP Partners, Inc.                                  37.3971

Carolina Cytology, Inc.                           1,487.6186


                                SCHEDULE 2.05(c)

                               LOCKUP SHARES TABLE


              Shares        Shares       Shares       Shares        Shares
              eligible      eligible     eligible     eligible      eligible
              for sale      for sale     for sale     for sale      for sale
              from 0-90     from 91-180  from 181-    from 271-     from  366
              days*         days*        270 days*    365 days*     +*
              ---------     -----------  ---------    ---------     ---------


 CIN           16,297        32,595       43,460       43,460          all

 INC            8,703        17,405       23,206       23,206          all

 CCI           19,955        39,910       53,214       53,214          all

 CCWP           5,045        10,090       13,453       13,453          all

 ERG           25,000        50,000       66,667       66,667          all

 Total         75,000       150,000      200,000      200,000
 Shares


* Measured from Closing Date of Merger

                                SCHEDULE 4.02(a)

                  AUTHORIZED AND ISSUED SHARES AND STOCK RIGHTS
                                       OF
                              PREDECESSOR COMPANIES


                                                                  Shares Issuable
Predecessor                        Issued since   Issued and       Upon Exercise
Company              Authorized(1)    3/31/96     Outstanding(1)   of Stock Rights
- -------              -------------  ------------  --------------   ---------------


Cytology Indiana, Inc.     750(2)        0           750               0

Indiana Cytology
Review Company             100           0           100               0

ER Group, Inc.             750           0           578               0

CCWP Partners, Inc.     10,000           0         9,150               0

Carolina Cytology, Inc.  1,500           0           905               0


- -----------------------

(1) Common stock. Unless otherwise indicated, all common stock is without par value.

(2)  $.10 par value

                                SCHEDULE 4.02(b)

                    EQUITY INTERESTS OWNED BY PREDECESSOR COMPANIES;
                                VOTING AGREEMENTS


                                                                     Voting
                                                                    Trust or
Predecessor               Name of        Type of      Nature of      Similar
Company                   Entity         Entity       Ownership     Agreements
- -------                   -------        -------      ---------     ----------


Cytology Indiana, Inc.    None            n/a            n/a            none

Indiana Cytology          None            n/a            n/a            none
Review Corporation

ER Group, Inc.            None            n/a            n/a              *

CCWP Partners, Inc.   Carolina Cytology  General       General          none
                    Warrant Partnership Partnership    Partner

Carolina Cytology,
Inc.                Carolina Cytology    General       General          none
                    Licensing Company   Partnership    Partner


* ER Group, Inc. is a party to an agreement regarding the voting of the shares of one of its shareholders, Lorraine B. Rothrauff, who owns 100 shares.

                                  SCHEDULE 4.06

                       CERTAIN PREDECESSOR COMPANY CHANGES
                              SINCE MARCH 31, 1996


Predecessor
Company               Nature of Action          Date of Action
- -------               ----------------          ---------------


Cytology Indiana, Inc.      None                      n/a

Indiana Cytology            None                      n/a
Review Company

ER Group, Inc.                *                 7/1/96 or later

CCWP Partners, Inc.         None                      n/a

Carolina Cytology, Inc.     None                      n/a


*Proposed and/or actual stock sales by Daniel Lee Thompson

                                  SCHEDULE 4.14

                    PENDING OR THREATENED PREDECESSOR COMPANY
                          INTELLECTUAL PROPERTY CLAIMS


Predecessor
Company                            Nature of Claims
- -----------                        ----------------

All                                As licensees for the Papnet Testing
                                   System (the "System"), all of the
                                   Predecessor Companies are subject to the United States Patent and Trademark Office
                                   (the "Office") re-examination of the
                                   patents which relate to the System.  On
                                   May 2, 1995, the Office granted a request to re-examine three of the four patents relating to the System. The Office is relying on a third party's claim that prior patents and printed publications raise substantial new questions of patentability. Office actions dealing with two of the three patents have been received. For one patent, a number of claims were confirmed patentable and other claims were initially rejected.
                                   With respect to the other patent, all
                                   claims were initially rejected.  There
                                   has been no action to date on the third
                                   patent. There is no certainty as to the ultimate outcome of any re-examination by the Office.


                                 SCHEDULE 5.02(a)

                            AUTHORIZED AND ISSUED SHARES
                                       AND
                              STOCK RIGHTS OF COMPANY


Capital Stock           Capital Stock             Shares Issuable
Not Stated in           Issued Since               Upon Exercise
Section 5.02               3/31/96                 of Stock Rights
- -------------           -------------              ---------------


None                        None                *436,620 common shares


*Exercise price range from $0.88 to $11.00

                                SCHEDULE 5.02(b)

               EQUITY INTERESTS OWNED BY COMPANY;VOTING AGREEMENTS




                                                       Voting
                                                      Trust or
Name of                  Type of       Nature of       Similar
Entity                   Entity        Ownership     Agreements
- -------                  -------       ---------     ----------


Carolina Cytology        General        General         none
Warrant Partnership    Partnership      Partner


Carolina Cytology        General        General         none
Licensing Company      Partnership      Partner


                                  SCHEDULE 5.06

                             CERTAIN COMPANY CHANGES
                              SINCE MARCH 31, 1996



Nature of Action                                Date of Action
- ----------------                                --------------

None                                                  n/a


                                  SCHEDULE 5.14

                           PENDING OR THREATENED COMPANY
                            INTELLECTUAL PROPERTY CLAIMS

                                NATURE OF CLAIMS

     As a licensee for the Papnet Testing System (the "System"), the Company is subject to the United States Patent and Trademark Office (the "Office") re-examination of the patents which relate to the System. On May 2, 1995, the Office granted a request to re-examine three of the four patents relating to the System. The Office is relying on a third party's claim that prior patents and printed publications raise substantial new questions of patentability. Office actions dealing with two of the three patents have been received. For one patent, a number of claims were confirmed patentable and other claims were initially rejected. With respect to the other patent, all claims were initially rejected. There has been no action to date on the third patent. There is no certainty as to the ultimate outcome of any re-examination by the Office.

     The FDA recently warned the Company that certain promotional materials relating to the PAPNET-Registered Trademark-System appearing on the Company's World Wide Web site failed to comply with certain FDA premarket approval regulations. The FDA cited specific claims made in these materials and advised the Company that it should review these and other promotional materials to ensure compliance with the regulations. While the Company believes that the materials comply in all respects with applicable regulations, it has suspended access to these materials on its Web site pending FDA's evaluation of its detailed response to the warning letter.